Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Announces Closing of Exchange Offer for its Subordinated Notes

Los Angeles, CA, March 26, 2019 - RBB Bancorp (Nasdaq: RBB) (the “Company”), the holding company for Royal Business Bank (the “Bank”), today announced the closing of its offer to exchange $55.0 million of its 6.180% Fixed-to-Floating Rate Subordinated Notes due 2028, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $55.0 million of its outstanding 6.180% Fixed-to-Floating Rate Subordinated Notes due 2028, which were issued in a previously announced private placement to certain qualified institutional buyers and accredited investors, (the “Original Notes”).

The Exchange Offer expired at 11:59 p.m., New York City time, on March 22, 2019, after being extended from March 15, 2019, and settled on March 22, 2019, with all $55.0 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and will not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. A registration statement on Form S-4 related to the exchange offer was declared effective by the Securities and Exchange Commission on February 7, 2019.  The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus, dated February 8, 2019, and the related letter of transmittal.

About RBB Bancorp

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  RBB has total assets of approximately $3.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and Brooklyn, Queens, and Manhattan in New York. RBB services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. Royal Business Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and nine branches and two loan offices in Brooklyn, Queens and Manhattan, New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.